Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS THIRD QUARTER 2010
EARNINGS

WATSONVILLE, CA, October 28, 2010 - West Marine, Inc. (Nasdaq: WMAR) today released unaudited operating results for the third quarter of 2010.

2010 third quarter highlights:

▪	Net revenues were $172.5 million, up 2.6% versus last year.
▪	Earnings per share for the third quarter were $0.32, compared to $0.38 for the same period last year.
▪	Earnings per share year-to-date were $1.44, compared to $1.13 for the same period last year.
▪	The company had zero debt and $37.5 million in cash at the end of the third quarter, compared to zero debt and a cash balance of $22.3 million at the end of the third quarter last year.
▪	Over $99 million was available under the company’s credit facility at quarter-end.

Geoff Eisenberg, West Marine’s CEO, commented:  “We continue to be very pleased with our overall year-to-date performance.  While some unusually large year-over-year expense variances impacted our bottom line comparisons for the third quarter, our improvement in sales and margin indicate to us that the fundamental aspects of our business, as well as our key growth strategies, are making good progress.”

2010 third quarter results

Net revenues for the thirteen weeks ended October 2, 2010 were $172.5 million, an increase of $4.4 million, or 2.6%, compared to net revenues of $168.2 million for the corresponding period last year, with comparable store sales increasing by $5.2 million, or 3.7%, from last year.  A driver of this growth was gains in sales to wholesale customers through our store locations as part of our ongoing efforts to better serve this group, as well as leverage our store facilities.

New stores opened during 2009 and the first three quarters of 2010 increased revenues by $9.2 million compared to last year.  Stores closed during these same periods effectively reduced revenues by $8.3 million.  The majority of the closures occurred in connection with our on-going real estate optimization program to evolve into having fewer, larger stores.  During the quarter, we opened two standard-format stores in Mt. Pleasant, South Carolina and Jupiter, Florida.

Sales during the third quarter were affected by what appeared to be a general softening in the boating equipment market after the 4th of July.  Furthermore, sales no longer reflected the comparable year-over-year positive impact of the Boater’s World closure, which took place in the middle of 2009.

Gross profit for the thirteen weeks ended October 2, 2010 was $49.6 million, an increase of $2.1 million compared to the same period of fiscal 2009. As a percentage of net revenues, gross profit increased by 0.5% to 28.7%, compared to gross profit of 28.2% last year. The increase in gross profit as a percentage of revenues primarily resulted from a 0.9% improvement in raw product margin driven by less promotional and clearance activity.  Additionally, we leveraged occupancy expenses which are relatively fixed in nature by 0.2% as a result of increased revenues.  These improvements were partially offset by 0.3% in higher inventory shrinkage and 0.3% in higher unit buying and distribution costs over the comparable period last year.

Selling, general and administrative (“SG&A”) expense for the quarter was $41.8 million, an increase of $3.2 million, or 8.3%, compared to $38.6 million for the same period last year.  SG&A expense as a percentage of revenues increased by 1.3% to 24.2%.  Drivers of the higher expense included:  a $1.4 million increase in variable selling expenses and store payroll to support longer operating hours and increased staffing during our peak season; a $0.8 million unfavorable comparison to last year which reflected the benefit of receiving insurance reimbursements relating to the SEC investigation closed last year; a $0.7 million increase in support expense related to investments in information technology; and a $0.5 million unfavorable foreign currency fluctuation.

During the third quarter, we replaced our credit facility that would have expired at the end of 2010.  Interest expense for the third quarter increased $0.1 million versus last year due to the acceleration of amortization costs associated with the expiring facility, as well as higher commitment fees and increased amortization costs associated with our new credit facility.

Income tax provision for the third quarter of 2010 was $0.2 million, and our effective income tax rate was 2.7% compared to 5.5% for the same period last year.  The effective income tax rate for both years reflects the impact of having a valuation allowance in place against our deferred tax assets.

West Marine’s income before taxes for the thirteen weeks ended October 2, 2010 was $7.6 million, a decrease of $1.3 million, or 14.8%, from income before taxes of $9.0 million for the 2009 fiscal third quarter.

Net income for the third quarter was $7.4 million, or $0.32 per share, compared to $8.5 million, or $0.38 per share, for the same period last year.

2010 year-to-date results

Income before taxes for the thirty-nine weeks ended October 2, 2010 was $34.2 million, an increase of $8.3 million, or 32.1%, from income before taxes of $25.9 million for the comparable period in 2009.

Net revenues for the thirty-nine weeks ended October 2, 2010 were $515.5 million, a 6.4% increase compared to net revenues of $484.5 million for the thirty-nine weeks ended October 3, 2009. Comparable store sales increased 7.2% versus the same period a year ago.

Gross profit for the thirty-nine weeks ended October 2, 2010 was $157.1 million, an increase of $14.6 million compared to the same period for 2009. As a percentage of net revenues, gross profit increased by 1.1% to 30.5%, compared to gross profit of 29.4% for the same period last year. The increase in gross profit as a percentage of revenues primarily resulted from a 0.4% improvement in raw product margins, leveraging of occupancy expenses off of improved revenues accounting for 0.4%, lower unit buying and distribution costs of 0.2%, and reduced inventory shrinkage of 0.1%.

SG&A expense for the thirty-nine weeks ended October 2, 2010 was $122.6 million, an increase of $6.5 million, or 5.6%, compared to $116.0 million for the same period last year.  Expenses as a percentage of revenues decreased by 0.1% to 23.8%.  Drivers of the higher expense included: a $4.2 million increase in store payroll and other variable selling expenses; a $1.3 million year-over-year unfavorable foreign currency translation impact; $1.2 million in expenses related to West Marine University, our national sales meeting held every other year; and a $1.0 million unfavorable comparison to last year which reflected the benefit of receiving insurance reimbursements relating to the SEC investigation closed last year.  These increases were partly offset by $1.2 million of lower advertising expense as compared to last year.

Interest expense for the first nine months of 2010 was $0.4 million, a decline of $0.3 million from last year, reflecting reduced debt levels.

The company’s income tax provision was $1.2 million for the first nine months of 2010, compared to $0.7 million for the same period last year.

Net income for the first nine months of 2010 was $33.0 million, or $1.44 per share, compared to $25.2 million, or $1.13 per share, for the same period last year.

Cash provided by operating activities during the first nine months of the year was $36.6 million compared to $71.0 million of cash generated during the same period last year.  Net cash provided by operating activities decreased year-over-year by $34.4 million, primarily due to a relatively higher inventory starting point at the beginning of fiscal 2009 and reductions taken during that year as we focused on better overall inventory management, as well as the impact of lower accrued expenses.

Total inventory at the end of the third quarter was $208.9 million, up $9.2 million, or 4.6%, versus the same period last year and up 4.9% on an inventory per square foot basis.  Inventory turns year-to-date are up slightly versus last year.

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Thursday, October 28, 2010 at 10:00 AM Pacific Time to discuss third quarter 2010 results. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the "Investor Relations" section. The earnings release will also be posted on the Internet at www.westmarine.com in the "Press Releases" section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (800) 341-6235 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 19924492. The call leader is Geoff Eisenberg, West Marine's President and Chief Executive Officer.

An audio replay of the call will be available October 28, 2010 at 12:30 PM Pacific Time through November 4, 2010 at 8:59 PM Pacific Time. The replay number is (800) 642-1687 in the United States and Canada and (706) 645-9291 for international calls. The access code is 19924492.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 328 company-operated stores located in 38 states, Puerto Rico, Canada and three franchised stores located in Turkey.  Our call center and Internet channels offer customers over 60,000 products and the convenience of exchanging catalog and Internet purchases at our store locations.  Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.  For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, expectations relating to our ability to continue to manage our expenses and execute on our strategic growth strategies in a general softening of the boating equipment market, as well as facts and assumptions underlying these expectations.  Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 2, 2010 and its quarterly report on Form 10-Q for the fiscal quarter ended July 3, 2010.  Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Contact:  West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
(831) 761-4229

West Marine, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands, except share data)

	October 2, 2010	October 3, 2009
ASSETS
Current assets:
Cash	$37,503	$22,288
Trade receivables, net	6,638	6,851
Merchandise inventories	208,938	199,739
Deferred income taxes	1,299	-
Other current assets	17,015	15,945
Total current assets	271,393	244,823

Property and equipment, net	54,665	56,161
Intangibles, net	87	125
Other assets	3,285	3,075
TOTAL ASSETS	$329,430	$304,184

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,930	$31,803
Accrued expenses and other	42,613	45,789
Current portion of long-term debt	-	-
Total current liabilities	75,543	77,592

Long-term debt	-	-
Deferred rent and other	13,287	10,307
Total liabilities	88,830	87,899

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 22,600,410 shares issued and 22,569,520 shares outstanding at October 2, 2010, and 22,284,652 shares issued and 22,253,762 shares outstanding at October 3, 2009.	23	22
Treasury stock	(385)	(385)
Additional paid-in capital	180,835	176,357
Accumulated other comprehensive loss	(638)	(269)
Retained earnings	60,765	40,560
Total stockholders' equity	240,600	216,285
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$329,430	$304,184

West Marine, Inc.
Condensed Consolidated Statements of Income
(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	October 2, 2010		October 3, 2009
Net revenues	$172,544	100.0%	$168,154	100.0%
Cost of goods sold	122,970	71.3%	120,703	71.8%
Gross profit	49,574	28.7%	47,451	28.2%
Selling, general and administrative expense	41,817	24.2%	38,618	22.9%
Store closures and other restructuring costs	(30)	0.0%	(219)	-0.1%
Impairment of long lived assets	-	0.0%	-	0.0%
Income from operations	7,787	4.5%	9,052	5.4%
Interest expense	153	0.1%	87	0.1%
Income before income taxes	7,634	4.4%	8,965	5.3%
Income taxes	208	0.1%	492	0.3%
Net income	$7,426	4.3%	$8,473	5.0%

Net income per common and common equivalent share:
Basic	$0.33		$0.38
Diluted	$0.32		$0.38

Weighted average common and common equivalent shares outstanding:
Basic	22,539		22,242
Diluted	23,064		22,472

	39 Weeks Ended
	October 2, 2010		October 3, 2009
Net revenues	$515,493	100.0%	$484,490	100.0%
Cost of goods sold	358,395	69.5%	342,035	70.6%
Gross profit	157,098	30.5%	142,455	29.4%
Selling, general and administrative expense	122,553	23.8%	116,031	23.9%
Store closures and other restructuring costs	(215)	0.0%	(168)	0.0%
Impairment of long lived assets	180	0.0%	-	0.0%
Income from operations	34,580	6.7%	26,592	5.5%
Interest expense	414	0.1%	720	0.2%
Income before income taxes	34,166	6.6%	25,872	5.3%
Income taxes	1,154	0.2%	689	0.1%
Net income	$33,012	6.4%	$25,183	5.2%

Net income per common and common equivalent share:
Basic	$1.47		$1.14
Diluted	$1.44		$1.13

Weighted average common and common equivalent shares outstanding:
Basic	22,455		22,182
Diluted	22,981		22,283

West Marine, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and in thousands)

	39 Weeks Ended
	October 2, 2010	October 3, 2009

OPERATING ACTIVITIES:
Net income	$33,012	$25,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,477	12,862
Impairment of long-lived assets	180	-
Share-based compensation	1,886	1,814
Tax benefit for equity issuance	257	-
Excess tax deficiency from share-based compensation	(257)	-
Deferred income taxes	-	(595)
Provision for doubtful accounts	122	288
Lower of cost or market inventory adjustments	2,585	2,885
Loss on asset disposals	158	143
Changes in assets and liabilities:
Trade receivables	(1,194)	(1,315)
Merchandise inventories	(14,891)	19,977
Other current assets	2,790	424
Other assets	(306)	(996)
Accounts payable	227	5,455
Accrued expenses and other	(756)	3,533
Deferred items and other non-current liabilities	1,354	1,379
Net cash provided by operating activities	36,644	71,037

INVESTING ACTIVITIES:
Purchases of property and equipment	(9,987)	(9,659)
Proceeds from sale of property and equipment	68	22
Net cash used in investing activities	(9,919)	(9,637)

FINANCING ACTIVITIES:
Borrowings on line of credit	45,780	35,238
Repayments on line of credit	(45,780)	(82,238)
Payment of loan costs	(980)	-
Proceeds from exercise of stock options	926	201
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	308	345
Excess tax benefit from share-based compensation	257	-
Treasury shares acquired	-	(19)
Net cash provided by (used in) financing activities	511	(46,473)

Effect of exchange rate changes on cash	(12)	(112)

NET INCREASE IN CASH	27,224	14,815

CASH AT BEGINNING OF PERIOD	10,279	7,473
CASH AT END OF PERIOD	$37,503	$22,288
Other cash flow information:
Cash paid for interest	$315	$740
Cash paid (refunded) for income taxes	(2,397)	440
Non-cash investing activities:
Property and equipment additions in accounts payable	407	128